SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC. 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of report (Date of earliest event reported)   December 9, 1996
                                                  ---------------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



           1-8483                                95-3825062
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(Commission File Number)                   (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                        (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Item 5.           Other Events



On December 9, 1996, the following news release was issued:





                   UNOCAL 1997 CAPITAL SPENDING PLAN REFLECTS
                      SHIFT TO DEVELOPMENT OF ASIA PROJECTS
                      -------------------------------------

         El Segundo, Calif., Dec. 9, 1996 -- Unocal Corporation today said that two-thirds of its forecasted $1.34 billion in capital expenditures in 1997 will be for overseas projects. The 1997 investment plan compares with an estimated $1.38 billion in capital expenditures for 1996.

         Roger C. Beach, Unocal chairman and chief executive officer, said the 1997 capital spending forecast reflects Unocal's continued shift toward higher return energy development projects overseas.

         "In 1995, about 70 percent of our capital spending, or more than $1 billion, was on domestic projects," he said. "For 1997, 67 percent of our capital spending plan, or about $900 million, is directed to overseas projects in Asia -- particularly Myanmar, Thailand, Indonesia and the Philippines -- as well as crude oil projects in Azerbaijan."

         Beach noted that the greatest change in Unocal's capital investment plan was the absence of refining and marketing projects due to the pending sale of the company's West Coast downstream assets to Tosco for approximately $2 billion. Capital spending for downstream refining, marketing and transportation projects in 1996 is estimated at $205 million.

         After the company receives the proceeds from the sale to Tosco, the 1997 spending plan may increase if Unocal identifies additional high-return investments.


PETROLEUM EXPLORATION AND PRODUCTION
         Approximately $1.07 billion of the forecasted 1997 capital spending is directed toward the company's worldwide petroleum exploration and production activities, up 19 percent from nearly $900 million in 1996.

     About $735 million is earmarked for foreign oil and gas activities, compared with nearly $495 million in 1996.

         The company plans to expand its capital spending in Thailand and Indonesia for 1997. In Thailand, the company plans to spend $220 million, up 34 percent from 1996, to develop additional natural gas production capacity that will allow the company to sustain production of more than one billion cubic feet per day.

     In Indonesia, capital spending will increase 20 percent to $175 million. Unocal plans to develop new oil and gas discoveries offshore East Kalimantan.

         In Myanmar, Unocal plans to spend nearly $140 million in 1997, up from $95 million in 1996, as its share of the development cost for the Yadana natural gas project, which is expected to be on line by mid-1998.

         Another important overseas focus is in the Caspian Sea, offshore Azerbaijan, where capital spending is forecast at nearly $85 million, up from $40 million 1996. Unocal holds a 10 percent interest in a consortium that will begin oil production from three fields in 1997. In addition, Unocal plans to conduct additional exploration in the Caspian Sea.

         Other new foreign projects include exploration and development in Bangladesh, where the company plans to spend nearly $25 million in 1997.

         Unocal has targeted nearly $330 million for domestic U.S. oil and gas exploration and development. This compares with $405 million in 1996. The plan includes $290 million for exploration and development projects in the Lower 48, with another $40 million earmarked for Alaska.

GEOTHERMAL AND POWER
         Capital expenditures for geothermal and power projects, principally in Indonesia and the Philippines, are expected to total nearly $110 million, down from an estimated $125 million in 1996.


DIVERSIFIED BUSINESS GROUP
         Projected capital spending for the company's Diversified Business Group -- agricultural products, carbon and minerals operations, worldwide pipelines and real estate development -- is $125 million, unchanged from 1996. Approximately $60 million is slated for high-return infrastructure projects in Unocal's focus areas overseas, while another $65 million slated for projects in the U.S.



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



                               Unocal Corporation
                           Capital Investment Forecast
                              (millions of dollars)

                                                1997 FORECAST     1996 ESTIMATED
                                                -------------     --------------
PETROLEUM EXPLORATION AND DEVELOPMENT               1,065              900
    Exploration
        United States                                115               120
        Foreign                                      125                90
    Development
        United States                                215               285
        Foreign                                      610               405
Geothermal and Power Operations                      110               125
76 PRODUCTS COMPANY                                  ---               205
DIVERSIFIED BUSINESSES                               125               125
    United States                                     65                65
    Foreign                                           60                60
CORPORATE & OTHER                                     40                25
                                           -------------------------------------
TOTAL CAPITAL SPENDING                              1,340             1,380





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




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                UNOCAL CORPORATION
                                                   (Registrant)




Date: December 9, 1996                      By:  CHARLES S. MCDOWELL
----------------------                      ------------------------
                                             Charles S. McDowell,
                                             Vice President and Comptroller







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